Exhibit 10.46

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Blockfusion USA Inc
447 Broadway, Fl 2, #538
New York, NY 10013

March 5, 2026

Langan Engineering, Environmental, Surveying,

Landscape Architecture and Geology, D.P.C.

[***]

Re:	Consultant Letter Agreement Project: Niagara Data Center Project Location: 5380 Frontier Avenue, City of Niagara, New York

Langan Project No.: 19000901

Dear Mr. Finan:

Pursuant to this letter agreement (“Agreement”), Blockfusion USA Inc. (“Client”) hereby retains Langan Engineering, Environmental, Surveying, Landscape Architecture and Geology, D.P.C. (“Consultant”) to perform professional engineering and associated consulting services as more fully described in Consultant’s proposal to Client, as amended and annexed hereto as Exhibit A (the “Services”), in connection with the development and construction of the above-referenced project (the “Project”). Any and all Services performed by Consultant heretofore in anticipation of entering into this Agreement are hereby merged into this Agreement, and are included in the fee set forth below.

A. PERFORMANCE OF SERVICES

Consultant accepts the relationship of good faith and fair dealing established between it and Client, and agrees to perform the Services in a manner exhibiting the professional standards of skill, care, judgment and detail practiced by professionals providing services in connection with similar projects in the place where the Project is located. Consistent with the Standard of Care in Section B of Exhibit A hereto, Consultant shall perform the Services strictly in accordance with all applicable federal, state and local laws, rules, regulations, codes, permits, judgments, orders and decrees (“Legal Requirements”). All surveys, plans, drawings, specifications, reports and other work product prepared by Consultant shall conform to applicable Legal Requirements. Consultant agrees to use such forms and produce such documentation required by, and otherwise fully satisfy the requirements of, any governmental authority, public agency, quasi-public agency, regulatory agency, utility, financing entity or other party with jurisdiction over the Project.

Consultant shall provide its Services in an efficient and responsive manner in accordance with the milestone deliverable dates required by Client. Consultant shall cooperate with Client and Client’s other consultants, fully coordinate its work and drawings with the work and drawings of Client’s other consultants, and provide any required information or certifications requested by Client or its other consultants.

B. PAYMENT

In full consideration of Consultant’s performance of the Services, Client shall pay Consultant in accordance with Exhibit A. All sums paid to Consultant are inclusive of applicable taxes. In no event shall Consultant perform additional work beyond that permitted in accordance with Exhibit A without obtaining Client’s prior written consent. To the extent that Client authorizes such additional work in writing, Client shall compensate Consultant for such additional work in accordance with the hourly rates set forth in Exhibit A, or upon a mutually agreeable lump sum or other basis. Consultant shall submit monthly invoices. Each invoice shall include a detailed statement of (i) the Services for which compensation is claimed; and (ii) the reimbursable expenses incurred and appearing in Exhibit D (“Reimbursable Expenses”), together with such other substantiation as Client may require. Reimbursable Expenses shall be paid by Client at cost, with no mark-up. Each invoice shall include all claims by Consultant for compensation and expenditures incurred through the date of the invoice. Client shall pay Consultant within thirty (30) days after receipt of an undisputed invoice. Client reserves the right to dispute any invoiced amount by written notice to Consultant within fifteen (15) days of receipt, provided that any disputed amount shall be resolved in good faith by the parties. Client's failure to dispute an invoice within such period shall not constitute a waiver of Client's right to recover overpayments or contest charges at a later date. In exchange for payment, Consultant shall provide Client with an executed conditional lien waiver in the form annexed hereto as Exhibit E, as applicable, or such other form reasonably required by Client. If, at any time, a mechanic’s lien is filed against the Project by anyone claiming under or through Consultant relating to amounts for which Consultant has received payment, Consultant shall, within seven (7) days after written notice from Client, cause such lien to be discharged of record (by bonding or otherwise) at Consultant’s sole cost and expense.

C. LENDER

For the purposes of this Agreement, “Lender” shall mean any institution providing financing or favorable tax treatment in connection with the design and construction of the Project, and shall include a savings bank, savings and loan association, commercial bank, trust company, investment bank, brokerage company, credit union, insurance company, college, university, real estate investment trust, hedge fund or pension fund or equity investor. If applicable, Consultant shall cooperate with Lender and its representatives at all times in the course of the performance of the Services and shall issue such certifications as Lender may reasonably require from time to time. If requested, Consultant shall execute a “will-serve letter” or “consent to assignment” in the form required by the Lender, provided that if such “will-serve letter” or “consent to assignment” materially increases Consultant’s obligations or diminishes its rights under this Agreement, Consultant’s compensation set forth herein shall be equitably adjusted to reflect the additional costs incurred by Consultant by reason of such changes.

D. WORK PRODUCT

Consultant acknowledges and agrees that all surveys, plans, drawings, specifications, details, reports, renderings, photographs, models, sketches, calculations, promotional materials and other work product prepared or furnished pursuant to this Agreement in all media now known or hereafter developed, including all documentation in print, electronic or three-dimensional format (collectively, “Work Product”) have been specially ordered or commissioned by Client. This specially ordered or commissioned Work Product is a “work made for hire” and Client, as the entity for which the Work Product has been prepared, shall own all right, title and interest in and to the Work Product, including, without limitation, the entire copyright in the Work Product, subject to Client’s payment obligations herein. Consultant further agrees that to the extent the Work Product is not considered a “work made for hire,” Consultant will assign to Client, upon its demand, ownership of all right, title and interest in and to the Work Product, including ownership of the entire copyright in the Work Product. Consultant agrees to promptly execute all papers and documents requested by Client to perfect its ownership of the entire copyright in the Work Product. Consultant represents and warrants to Client that the Work Product Consultant has created or prepared for Client is original, does not infringe upon the rights of any third party, and has not been previously assigned, licensed or otherwise encumbered. Reproducible copies of all Work Product shall, to the extent not previously delivered, be promptly delivered to Client upon demand subject to Client’s payment obligations herein. All Work Product may be used by Client in whole or in part or in modified form for such purposes as Client may deem advisable. Consultant shall have no liability for the unauthorized use of any Work Product on any project other than the project which is the subject of this Agreement or modifications made to Work Product without its consent.

E. INSURANCE AND INDEMNITY

Consultant and any subconsultants retained by Consultant shall at all times comply with the insurance requirements set forth in Exhibit B attached hereto, and where applicable, include the entities listed on Exhibit C as additional insureds. Upon execution of this Agreement, Consultant and any subconsultants retained by Consultant shall furnish to Client certificates of insurance in conformance with the requirements of Exhibit B.

To the fullest extent permitted by law, Consultant shall indemnify and hold harmless Client, all parties listed on Exhibit C provided such parties are not engaged in design or construction of the Project and provided such parties have an insurable interest in the Project and any and all of their subsidiaries, affiliates, assigns, successors, officers, directors, shareholders, principals, members, partners and employees (collectively, “Indemnitees”) from and against any and all third-party liability (including, but not limited to statutory liability), lawsuits, claims, damages, loss, interest, judgments, liens and expenses (including, but not limited to reasonable attorneys’ fees, costs and disbursements) (collectively “Claims”) arising or alleged to arise from or in connection with the performance of the Services furnished by Consultant or its subconsultants under this Agreement or by virtue of the infringement of any patent right or copyright arising out of the use of any Work Product furnished by Consultant, but only to the extent that such Claim is caused in whole or in part by any negligent act, error or omission of Consultant, its subconsultants, or anyone employed by any of them. Such obligation shall not be construed to negate, abridge, or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any party or person described in this paragraph. For claims alleging bodily injury, property damage, personal or advertising injury by 3rd parties that should be reported to Architect’s commercial general liability, automobile liability and or umbrellas/excess liability insurance policies, Architect shall immediately defend the Indemnitees against the Claims arising out of alleged to arise from or in connection with the services furnished by Architect under this Agreement as part of its indemnification pursuant to this Section provided that such policies provide for such defense. Consultant shall advise Client promptly in writing of the service upon Consultant of any summons, notices, letters or other communications alleging any claim or liability against Client or any Indemnitee or with respect to the Project or its surrounding area. This indemnification obligation shall survive the expiration or earlier termination of this Agreement and/or the completion of the Project to the fullest extent permitted by law.

F. TERMINATION AND ASSIGNMENT

Client reserves the right to terminate this Agreement, in whole or in part, upon written notice for any reason whatsoever without cause, and in such event Client shall pay Consultant for (i) all Services properly performed, and all Reimbursable Expenses properly incurred, through the date of termination; and (ii) all documented out-of-pocket costs necessarily incurred by Consultant by reason of such termination. However, Consultant shall not be entitled to recover anticipated profits on account of Services unperformed. In addition, Client reserves the right to terminate this Agreement, in whole or in part, upon written notice for cause if Consultant is in default of its obligations pursuant to this Agreement. Consultant shall remain liable to Client for all reasonable damages suffered by reason of such default in accordance with applicable law. Client may, in its judgment reasonably exercised, withhold from any payment due to Consultant any amount necessary to reimburse Client for its actual or potential expenditures for the account of Consultant or to secure Client’s remedies in consequence of any actual or potential default or breach by Consultant under this Agreement. Client shall mitigate such costs and damages to the extent required by applicable law No setoff or withholding shall occur unless and until Client has provided written notice describing the basis for the proposed setoff or withholding and afforded Consultant a reasonable opportunity, not to exceed ten (10) business days, to meet and confer in good faith to resolve the issue. If Consultant fails to respond or participate within such period, Client may proceed with the proposed setoff or withholding..

Client may assign this Agreement to any entity upon written notice to Consultant provided that (a) all undisputed payments due Consultant have been paid current and (b) Consultant shall have no greater obligation or liability to any assignee than Consultant has to Client under this Agreement. Any assignee of Client shall have all of Client’s rights under this Agreement. Consultant may not assign, subcontract or otherwise delegate its responsibilities or rights under this Agreement without the prior written consent of Client. Said consent by Client may be granted or withheld in Client’s sole discretion.

G. CONFIDENTIALITY

Consultant shall keep confidential (and shall require its employees, agents and subconsultants to keep confidential), and shall not copy or disclose to any third party without Client’s prior approval, any nonpublic information concerning (a) Project financial information; (b) the business plans or business operations of Client and/or its affiliates; and/or (c) any space planning or programming or intended use of any portion of the Project. Any nonpublic information heard, obtained from observation or otherwise received, regarding any of the foregoing, is considered confidential information for purposes of this paragraph. Consultant further agrees not to publicly disclose any information with respect to the Project, or the participation of Client and/or its affiliates therein, including issuance of any public relations statements, press releases or other publicity, without the prior written consent of Client. The right to release any information relating to the Project and to determine the form, content and timing of the release of such information shall belong exclusively to Client. Disclosure of documents or information to meet official regulatory requirements, as required by law, or as required by the proper performance of Consultant’s Services shall not be construed as a violation of this paragraph, provided Consultant provides Client with a copy of such proposed disclosure in advance and endeavors to incorporate any comments Client may suggest in such regard. The confidentiality obligations with respect to Consultant’s proprietary methodologies and internal technical work product shall survive for a period of two (2) years from the date of disclosure, unless earlier terminated in accordance with this Agreement. The confidentiality obligations with respect to Client’s project-related information shall survive without limitation as to time, unless and until such information becomes publicly available through no fault of the receiving party or is otherwise no longer protected under applicable law.

H. CLAIMS AND DISPUTES

All disputes arising hereunder, unless resolved by mutual agreement of the parties, shall be resolved pursuant to the laws of the State of New York by the state or federal courts located in the State of New York, in either the County of New York, or the county where the Project is located, and Consultant waives its right to a trial by jury. Consultant further agrees that it shall continue its performance under this Agreement during the pendency of any dispute, provided Client shall continue to pay all undisputed amounts due hereunder.

Consultant consents to be joined as a party in any arbitration, mediation, or litigation proceeding in which Client is a party, to the extent such proceeding arises out of or relates to the Project, the Services, or any work, services, or materials provided by Consultant, including, without limitation, any proceeding between Client and any contractor, design professional, or other project participant. Consultant agrees that the court or tribunal may consolidate or coordinate related disputes among Client, Consultant, and other project participants to the extent permitted by law. Consultant shall not object to or otherwise oppose any motion or request by Client for joinder, consolidation, or coordination of proceedings.

No action or proceeding shall lie or be maintained by Consultant against Client, Lender or any entity listed on Exhibit C for non-payment of undisputed amounts due under this Agreement, unless such action or proceeding shall be commenced within one (1) year after completion of the Services hereunder or, if this Agreement is terminated earlier, within one (1) year following the date of such earlier termination. This paragraph shall not be deemed or construed to extend any period specifically provided for the initiation of an action relating thereto. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement and/or the completion of the Project to the fullest extent permitted by law.

Consultant agrees to look solely to Client’s interest in the Project for the satisfaction of any right, remedy, or lien of Consultant, or for the collection of a judgment (or other judicial process) requiring the payment of money by Client, in the event of any liability by Client, and no other property or assets of Client (or any officer, director, shareholder, principal, member, partner, employee, representative, subsidiary or affiliate of Client) shall be subject to suit, levy, execution, attachment, or other enforcement procedure for the satisfaction of Consultant’s rights or remedies under or with respect to (a) this Agreement, (b) the relationship of Consultant and Client hereunder, or (c) any other liability of Client to Consultant.

Notwithstanding any other provision of this Agreement, Consultant's total aggregate liability to Client and the Indemnitees for professional liability claims (i.e., claims arising out of Consultant's negligent acts, errors, or omissions in the performance of professional services) shall not exceed Two Million Dollars ($2,000,000). Such limitation of liability shall not apply to third-party claims for personal injury or property damage covered by Consultant’s general liability insurance policies.

Consultant and Client hereby waive special, exemplary or consequential damages for claims or disputes arising out of or relating to this Agreement. The parties agree that this mutual waiver includes, but is not limited to, waiver of damages incurred by either party for loss of income, lost profit, financing costs, loss of business, or damage to reputation. Nothing contained in this section shall be deemed to limit either party’s liability due to its gross negligence or willful misconduct.

I. MISCELLANEOUS

It is expressly understood and agreed that Consultant shall be an independent contractor and shall not be authorized to bind Client for any obligation to third parties. The failure of either party to insist upon the strict performance of any provisions of this Agreement, or the existence of any course of performance hereunder shall not be construed as a waiver of any provision hereof or as a waiver of a subsequent breach thereof. No provision of this Agreement shall be deemed to have been waived unless such waiver shall be in writing signed by the party against whom enforcement of that waiver is sought. This Agreement fully and completely expresses the agreement of the parties with respect to Consultant’s work and the Project and shall not be modified or amended except by written agreement executed by each of the parties hereto. Any and all Services performed by Consultant heretofore in anticipation of entering into this Agreement are hereby merged into this Agreement and shall be governed by the terms and conditions set forth herein effective as of the date of performance of such Services. The invalidity of any provision of this Agreement shall not impair or affect in any manner the validity, enforceability or effect of the remaining parts and provisions of the Agreement. Captions and titles of the different sections of this Agreement are solely for reference and are not considered as substantive parts of this Agreement. In the event of a conflict between the provisions of this letter and any exhibit, attachment or other document incorporated by reference in this Agreement, the provisions of this letter shall control.

J. Site Access. The Client shall provide for safe right of entry in order for Consultant to perform its services, including execution of any site access or license agreements required for completion of the services. Consultant shall reasonably cooperate in complying with obligations contained in any site access or license agreements required by third-party property owners, provided such agreements (i) are commercially reasonable and customary for similar access arrangements, (ii) do not expand Consultant’s standard of care, (iii) do not impose liability beyond that required under this Agreement, including but not limited to Consultant’s insurance obligations herein, and (iv) do not require indemnification for matters not arising from Consultant’s negligent acts or omissions. To the extent the terms of any such agreement(s) do not meet the above requirements, Client and Consultant agree to enter into a mutually agreeable backstop agreement in exchange for Consultant’s compliance with the obligations of any such license agreement.

Signatures on the following page

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If the terms of this Agreement are acceptable to Consultant, please execute in the space indicated below. Electronic and/or facsimile signatures of this Agreement shall be deemed originals for all purposes.

Very truly yours,

CLIENT:
BLOCKFUSION USA INC

/s/ Kant Trivedi
Name:	Kant Trivedi
Title:	Chief Operating Officer

ACKNOWLEDGED BY AND AGREED TO BY:

CONSULTANT: LANGAN ENGINEERING,

ENVIRONMENTAL, SURVEYING,

LANDSCAPE ARCHITECTURE AND GEOLOGY, D.P.C.

/s/ Michael Finan
Name:	Michael Finan
Title:	Principal